UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF

THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Consortio Funds Trust

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

1700 Broadway Suite 1230

Denver, Colorado 80290

Telephone Number (including area code):

303-226-4150

Name and address of agent for service of process:

Chris Moore

c/o Paralel

1700 Broadway Suite 1230

Denver, Colorado 80290

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/	NO / /

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 1st day of July, 2022.

By:	/s/ Bradley Swenson

Name:	Bradley Swenson, President

Attest:
/s/ Chris Moore

Christopher Moore, Secretary